Exhibit 99.1

NASDAQ: LINE	NEWS RELEASE
LINN ENERGY ANNOUNCES INITIAL RESULTS OF
TENDER OFFERS AND CONSENT SOLICITATIONS
HOUSTON, March 15, 2011 — LINN Energy, LLC (NASDAQ: LINE) announced today the initial tender and consent solicitation results of its previously announced offers to purchase any and all of its outstanding 11.75 percent senior notes due 2017 (“2017 Notes”) and 9.875 percent senior notes due 2018 (“2018 Notes”) pursuant to the Offers to Purchase and Consent Solicitations dated February 28, 2011. In conjunction with each tender offer, the Company solicited from holders of the notes consents to proposed amendments to the indentures for the 2017 Notes and the 2018 Notes, which would eliminate most of the covenants and certain default provisions applicable to the series of notes issued under such indenture (the “Proposed Amendments”).
As of March 14, 2011, at 5:00 p.m., New York City time, the Company had received the requisite tenders and consents to the Proposed Amendments, which will become effective upon execution of the supplemental indentures to the indentures governing each of the 2017 Notes and the 2018 Notes.
On March 16, 2011 (the “Initial Settlement Date”), the Company intends to accept and purchase 1) $101,628,000 aggregate principal amount of the outstanding 2017 Notes (or 62.5 percent of the outstanding principal amount of 2017 Notes) for a purchase price equal to $1,212.50, plus accrued and unpaid interest, for each $1,000 principal amount of the notes purchased, and 2) $117,555,000 aggregate principal amount of the outstanding 2018 Notes (or 70.7 percent of the outstanding principal amount of 2018 Notes) for a purchase price equal to $1,172.50, plus accrued and unpaid interest, for each $1,000 principal amount of the notes purchased. After giving effect to the purchase of 2017 Notes on the Initial Settlement Date, an aggregate $60,872,000 principal amount of the 2017 Notes will remain outstanding; and after giving effect to the purchase of 2018 Notes on the Initial Settlement Date, an aggregate $48,798,000 principal amount of the 2018 Notes will remain outstanding.
The Offer to Purchase the 2017 Notes will expire at 11:59 p.m., New York City time, on March 25, 2011 unless extended or earlier terminated (the “Expiration Time”). Holders of the 2017 Notes who validly tender their notes on or prior to the Expiration Time, and whose notes are accepted for purchase, will receive consideration equal to $1,182.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.
The Offer to Purchase the 2018 Notes will also expire at the Expiration Time. Holders of the 2018 Notes who validly tender their notes on or prior to the Expiration Time, and whose notes are accepted for purchase, will receive consideration equal to $1,142.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.
As the withdrawal time and date of 5:00 p.m. New York City time on March 14, 2011 has passed, previously tendered notes can no longer be withdrawn, and holders who tender notes after the withdrawal date will not have withdrawal rights.
The Company has engaged Barclays Capital Inc. to act as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to act as Depositary and Information Agent. Questions regarding the terms of the offer and consent solicitation may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect). Questions regarding tender procedures or requests for documentation may be directed to D.F. King & Co., Inc. at (800) 290-6426 (toll free).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents made available to holders of the notes.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.7 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for pending acquisitions in 2011). More information about LINN Energy is available at www.linnenergy.com.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about the tender offer and consent solicitation, acceptance of notes and payments thereunder and results therefrom and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the availability of financing, actions by holder of the notes and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183